Exhibit 99

FPL Group, Inc. Corporate Communications Dept. Media Line: (305) 552-3888 Jan. 28, 2008 FOR IMMEDIATE RELEASE

NOTE TO EDITORS: This news release reflects the earnings report of FPL Group, Inc. Reference to the corporation and its earnings or financial results should be to "FPL Group" and not abbreviated using the name "FPL" as the latter is the name/acronym of the corporation's electric utility subsidiary.

FPL Group reports 2007 fourth quarter and full-year earnings

  FPL Group reports record net income for full year 2007;
  FPL Energy records best year ever; adds more than 1,000 megawatts to wind portfolio in 2007;
  Florida Power & Light benefits from new generation expansion and customer growth during first half of 2007; and,
  FPL Group reaffirms 2008 and 2009 adjusted earnings expectations and longer term outlook

JUNO BEACH, Fla. (Jan. 28, 2008) - FPL Group, Inc. (NYSE: FPL) today reported 2007 fourth quarter net income on a GAAP basis of $224 million, or $0.56 per share, compared with $268 million, or $ 0.67 per share, in the fourth quarter of 2006. FPL Group's net income for the 2007 fourth quarter included a net unrealized after-tax loss of $58 million associated with the mark-to-market effect of non-qualifying hedges. The 2006 results included a net unrealized after-tax gain of $15 million associated with the mark-to-market effect of non-qualifying hedges and $1 million of after-tax merger related costs.

Excluding the mark-to-market effect of non-qualifying hedges (and merger related costs in 2006), FPL Group's adjusted earnings were $282 million, or $0.71 per share for the fourth quarter of 2007, compared with $254 million, or $0.63 per share, in the fourth quarter of 2006.

For the full year 2007, FPL Group reported net income on a GAAP basis of $1.31 billion or $3.27 per share, compared with $1.28 billion or $3.23 per share, in 2006.

FPL Group's results for the full year 2007 included a net unrealized after-tax loss of $86 million associated with the mark-to-market effect of non-qualifying hedges. Results for the full year 2006 included a net unrealized after-tax gain of $92 million associated with the mark-to-market effect of non-qualifying hedges and $14 million of after-tax merger related costs.

Excluding the mark-to-market effect of non-qualifying hedges (and merger related costs in 2006), FPL Group's 2007 adjusted earnings were almost $1.40 billion, or $3.48 per share for the full year, compared with $1.20 billion, or $3.04 per share, for the full year 2006.

Several items that were included in GAAP and adjusted earnings results for the fourth quarter of 2006 make comparisons to the 2007 fourth quarter and full-year challenging. These 2006 items included:

  An after-tax gain at FPL Energy of $58 million, or $0.15 per share in the quarter and $63 million, or $0.16 per share for the full year, related to a legal judgment associated with an Indonesian geothermal project.
  An after-tax impairment charge at FPL FiberNet of $60 million against its metro-market assets, or a loss of $0.15 per share.

FPL Group's management uses adjusted earnings internally for financial planning, for analysis of performance, for reporting of results to the Board of Directors and as an input in determining whether performance targets are met for performance-based compensation under the company's employee incentive compensation plans. FPL Group also uses earnings expressed in this fashion when communicating its earnings outlook to analysts and investors. FPL Group management believes that adjusted earnings provide a more meaningful representation of FPL Group's fundamental earnings power.

"FPL Group performed exceptionally well in 2007, driven again by the outstanding performance at FPL Energy," said Lew Hay, chairman and chief executive officer of FPL Group. "Despite some weakness in revenues at Florida Power & Light, particularly late in the year, full-year results for FPL Group exceeded the expectations we set out in the Fall of 2006.

"FPL Energy's strong results benefited from contributions from new investments as well as the roll-off of below-market hedges in the existing fleet. The merchant portfolio and our wholesale marketing operations also took advantage of market opportunities and delivered results at the high end of our expectations.

"Florida Power & Light delivered good results overall, although the latter part of the year was disappointing in terms of revenue growth. We expected 2007 to be a challenging year for Florida Power & Light on the cost front, and we had indicated some uncertainty about revenue growth. During the year, we were able to find offsetting productivity improvements for some of the cost pressures, but the revenue performance fell well short of our expectations.

"Throughout 2007, FPL Energy and Florida Power & Light continued laying the groundwork for future growth, and we are pleased with our progress. At FPL Energy, we expanded and accelerated our growth plans and outlined a program to add an additional 8,000-10,000 megawatts of wind to our portfolio by 2012. FPL Energy also invested significant effort in other growth areas, including adding new solar capacity and transmission facilities designed to leverage the overall growth of the renewable business.

"Florida Power & Light also took steps to add incremental fossil, nuclear and renewable generation as it continues to meet the needs of the growing Florida market. At the same time, we continued to invest in strengthening our transmission and distribution infrastructure, and our advanced metering initiative yielded good early results. As a result of our success in 2007, FPL Group is well positioned for earnings growth in future years and we remain comfortable with our previously announced earning expectations for 2008 and 2009. For 2008 we expect full year adjusted earnings per share to be in the range of $3.83 to $3.93, and for 2009 we continue to see a reasonable adjusted earnings per share range of $4.15 to $4.35."

When discussing earnings expectations, FPL Group assumes normal weather and marks its open positions to the current forward curves. FPL Group also excludes the effect of adopting new accounting standards, if any, and the mark-to-market effect of non-qualifying hedges, neither of which can be determined at this time.

Florida Power & Light Company
Fourth quarter 2007 net income for Florida Power & Light Company, FPL Group's utility subsidiary, was $173 million, or $0.43 per share, compared to $170 million, or $0.43 per share, in the prior year quarter. For the full year, net income increased to $836 million, or $2.09 per share, compared to $802 million, or $2.02 per share in 2006.

Results benefited from a base revenue adjustment associated with the addition of the 1,144-megawatt Turkey Point 5 generating facility, which went into service in May. The average number of customer accounts increased by 64,000, or 1.5 percent during the fourth quarter. For the full year, the average number of customer accounts increased by 87,000, an increase of 2 percent, which is consistent with Florida Power & Light's historical averages. The first half of the year saw customer growth rates slightly ahead of management expectations; however, this tapered off rapidly in the latter half of the year.

Overall, retail kilowatt-hour sales rose 3.1 percent, largely due to weather during the quarter. This was made up of 1.5 percent customer growth, 2.6 percent due to favorable weather comparison with last year's fourth quarter, and negative 1.0 percent from underlying usage, mix and all other effects. For the full year, retail kilowatt-hour sales were up 1.6 percent. Customer growth was a positive 2.0 percent while usage per customer fell 0.4 percent.

Florida Power & Light's costs continued to increase. For the fourth quarter, Florida Power & Light's 2007 O&M expense was $380 million, compared to $350 in last year's fourth quarter, driven by higher distribution, power generation, and employee benefits costs. Comparative nuclear expenses were down slightly owing to timing issues associated with scheduled plant outages.

For the full year, Florida Power & Light's O&M expense was $1.45 billion, up from $1.37 billion in 2006. The major drivers of the overall increase were increases in nuclear, power generation and distribution costs, including Storm Secure®, the company's long-term program to harden infrastructure and increase resilience to hurricane impacts. Employee benefit costs also rose.

Looking forward, Florida Power & Light expects continued cost pressures from nuclear, an increase in the number of planned fossil unit outages and from increasing employee costs.

Depreciation in the fourth quarter declined to $197 million from $199 million in the same period a year ago. For the full year, depreciation fell to $773 million from $787 million. The fourth quarter and full year reflect underlying growth in transmission and distribution and the introduction of the Turkey Point fossil unit, which was more than offset by reductions in certain amounts recovered through the capacity clause. Underlying base depreciation increased by approximately $8 and $29 million for the quarter and year, respectively.

During the year, Florida Power & Light invested approximately $1.8 billion to expand and enhance its electric system and generating facilities to ensure continued reliable service to meet the power needs of present and future customers.

In May, Florida Power & Light's 1,144-megawatt Turkey Point 5 power plant began commercial operation, slightly ahead of schedule and under budget. The addition of this facility to the portfolio provides benefits to customers and shareholders, with a slight increase in base rates being more than offset by the fuel savings arising from the high efficiency of the new unit. Construction of the West County Energy Center continued to make good progress during the year, and the first of the two approximately 1,220 megawatt units currently under construction is expected to be placed into service in 2009. These units will be among the lowest emitting and most efficient fossil units anywhere in the world.

Florida Power & Light took significant steps during the year to further diversify its fuel supply by making a major commitment to expand its nuclear generation capability. In December, Florida Power & Light received regulatory approval to implement uprates at all four of its existing Florida nuclear units. The uprates will provide approximately 400 megawatts of capacity with zero greenhouse gas emissions by the end of 2012. In addition, Florida Power & Light filed a petition for determination of need with the Florida Public Service Commission for the addition of two new nuclear power units at its existing Turkey Point site, subject to numerous required regulatory approvals and satisfactory resolution of outstanding technical and economic uncertainties. If approved and developed, this project will add between 2,200 and 3,040 megawatts of emission-free capacity to the company's generating fleet in the 2018 to 2020 timeframe.

In addition to expanding its nuclear generation capacity, Florida Power & Light also announced plans to build new solar thermal and wind generation in Florida. In July, Governor Crist hosted a Florida Global Climate Summit and laid out important new policy directions for the entire state on this issue. Of most direct significance to Florida Power & Light are three executive orders, setting targets for renewable energy supplies and for greenhouse gas reductions. Partly in response to the Governor's challenge to the state, Florida Power & Light has accelerated plans for new initiatives in this area. Florida Power & Light's solar plans call for building a 10-megawatt solar thermal demonstration facility in Florida. Subject to meeting agreed-upon cost and technical specifications, as well as gaining regulatory and related approvals, Florida Power & Light's solar thermal capacity is then expected to be expanded to 300 megawatts. Also as part of its efforts to increase renewable energy capacity, Florida Power & Light will soon officially open the state's largest photovoltaic solar power facility in Sarasota County and hopes to develop a wind generation project in St. Lucie County.

During the year, Florida Power & Light also made good progress in its development of advanced metering technology. One of the benefits of this new technology is that it helps Florida Power & Light customers monitor and control their monthly use of electricity. To date, the utility has deployed about 50,000 automated meters, with another 50,000 expected to be deployed in 2008, ramping up further in 2009 and beyond if all continues to go well.

FPL Energy

FPL Energy, the competitive energy subsidiary of FPL Group, reported fourth quarter 2007 net income on a GAAP basis of $72 million, or $0.18 per share, compared to $148 million, or $0.37 per share, in the prior-year quarter.

FPL Energy's net income for the fourth quarter 2007 included a net unrealized after-tax loss of $58 million associated with the mark-to-market effect of non-qualifying hedges. The results of last year's fourth quarter included a net unrealized after-tax gain of $15 million associated with the mark-to-market effect of non-qualifying hedges.

Excluding the mark-to-market effect of non-qualifying hedges, earnings would have been $130 million or $0.33 per share for 2007, compared to $133 million, or $0.33 per share, in 2006.

For the full year 2007, FPL Energy reported net income on a GAAP basis of $540 million, or $1.35 per share, compared to $610 million, or $1.54 per share in 2006.

FPL Energy's results for the full year 2007 included a net unrealized after-tax loss of $86 million associated with the mark-to-market effect of non-qualifying hedges. Results in the full year 2006 included a net after-tax gain of $92 million associated with the mark-to-market effect of non-qualifying hedges.

Excluding the mark-to-market effect of non-qualifying hedges, FPL Energy's earnings were $626 million, or $1.56 per share, for the full year 2007, compared with $518 million, or $1.31 per share, for the full year 2006.

"FPL Energy had an excellent quarter and an outstanding year overall," said Hay. "The adjusted financial comparisons are stronger than they appear due to a gain recorded in 2006 on a litigation settlement which is included in adjusted earnings benefiting last year's fourth quarter and full year by $0.15 and $0.16 per share, respectively.

"Annual growth was driven by margin expansion at the existing assets, most notably in NEPOOL, where we benefited from the anticipated roll-over of older hedges to higher prices, by new assets − primarily new wind projects, with a small contribution from the Point Beach Nuclear Plant located near Two Rivers, Wisconsin − and growth in our wholesale marketing and trading operations, including our full requirements business. Financial results for the year reflect incremental G&A expenditures owing primarily to the growth of the wind business."

Overall, FPL Energy remains well-hedged for 2008 and 2009. For 2008, more than 90 percent of expected equivalent gross margin from the existing asset portfolio is protected against commodity price volatility. For 2009, the comparable figure is 84 percent.

Earlier this year, FPL Energy committed to a significant expansion of its wind business and plans to add 8,000 to 10,000 megawatts of new wind capacity to its portfolio in the 2007 to 2012 timeframe, representing a capital investment estimated at more than $15 billion. In 2007, FPL Energy again added more megawatts of wind capacity in the U.S. than any other company, and has about a 30 percent share of installed wind capacity in the U.S. market. FPL Energy's 2007 wind program included new projects in Texas, Colorado, North Dakota and Iowa as well as the purchase of assets it operates in California. In all, FPL Energy added 1,064 megawatts to its wind portfolio and now owns 5,077 net megawatts of wind capacity.

Also during the quarter, FPL Energy sold a differential partnership interest in wind facilities with approximately 600 megawatts of wind generation. In exchange for an upfront payment of cash, FPL Energy offered a differential interest in the economic attributes of the portfolio of projects, including the tax attributes, for a variable period, estimated at 10 years, while retaining the long-term upside potential in the value of the facilities.

To date, FPL Energy has invested approximately $6 billion in its wind business. In 2008, FPL Energy expects to add at least 1,100 megawatts of new wind projects to its portfolio. Construction is already underway on a number of projects representing more than 700 megawatts that are expected to reach commercial operation by the end of 2008.

In addition to the growth of the wind business, FPL Energy also expanded its portfolio and its strategic position through the completion of the acquisition of the two-unit, 1,023-megawatt Point Beach Nuclear Plant. All of the power from the Point Beach Nuclear Plant is sold to We Energies under a long-term contract at attractive prices through the current license period of both units.

Corporate and Other

Corporate and Other negatively impacted fourth quarter 2007 net income by $21 million, or a loss of $0.05 per share. For the full year, Corporate and Other negatively impacted net income by $64 million or a loss of $0.17 per share. As in most recent years, the primary driver is interest expense.

Outlook

"FPL Group is well positioned for the future with many visible drivers of earnings growth in place," Hay said. "We continue to expect very strong growth from FPL Energy, driven both by contributions from new investment and the roll-over of existing hedges to new values more closely approximating current market conditions. While there is greater uncertainty at Florida Power & Light in the near term due to the slowdown in customer and revenue growth, we remain confident in the long-term prospects of this business.

"The strategy we have put in place should allow us to continue to produce average adjusted earnings per share growth of at least 10 percent through 2012 off the 2006 base. For 2008, we expect adjusted earnings per share to be in the range of $3.83 to $3.93. For 2009, we expect adjusted earnings per share to be in the range of $4.15 to $4.35."

As always, FPL Group's earnings expectations assume normal weather and operating conditions and exclude the effect of adopting new accounting standards, if any, and the mark-to-market effect of non-qualifying hedges, neither of which can be determined at this time.

As previously announced, FPL Group's fourth quarter earnings conference call is scheduled for 9 a.m. EST on Monday, Jan. 28, 2008. The webcast is available on FPL Group's website by accessing the following link, http://www.FPLGroup.com/investor/contents/investor_index.shtml. The slides accompanying the presentation may be downloaded at www.FPLGroup.com beginning at 7:30 a.m. EST today. For persons unable to listen to the live webcast, a replay will be available for 90 days by accessing the same link as listed above.

This press release should be read in conjunction with the attached unaudited financial information.

Profile

FPL Group, with annual revenues of over $15 billion, is nationally known as a high quality, efficient, and customer-driven organization focused on energy-related products and services. With a growing presence in 27 states, it is widely recognized as one of the country's premier power companies. Its principal subsidiary, Florida Power & Light Company, serves 4.5 million customer accounts in Florida.  FPL Energy, LLC, an FPL Group competitive energy subsidiary, is a leader in producing electricity from clean and renewable fuels.  Additional information is available on the Internet at www.FPLGroup.com , www.FPL.com  and www.FPLEnergy.com.

Cautionary Statements And Risk Factors That May Affect Future Results

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Reform Act), FPL Group, Inc. (FPL Group) and Florida Power & Light Company (FPL) are hereby providing cautionary statements identifying important factors that could cause FPL Group's or FPL's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of FPL Group and FPL in this press release, on their respective websites, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as will likely result, are expected to, will continue, is anticipated, believe, could, estimated, may, plan, potential, projection, target, outlook) are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could cause FPL Group's or FPL's actual results to differ materially from those contained in forward-looking statements made by or on behalf of FPL Group and FPL.

Any forward-looking statement speaks only as of the date on which such statement is made, and FPL Group and FPL undertake no obligation to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

The following are some important factors that could have a significant impact on FPL Group's and FPL's operations and financial results, and could cause FPL Group's and FPL's actual results or outcomes to differ materially from those discussed in the forward-looking statements:

FPL Group and FPL are subject to complex laws and regulations and to changes in laws and regulations as well as changing governmental policies and regulatory actions, including initiatives regarding deregulation and restructuring of the energy industry and environmental matters including, but not limited to, matters related to the effects of climate change.  FPL holds franchise agreements with local municipalities and counties, and must renegotiate expiring agreements.  These factors may have a negative impact on the business and results of operations of FPL Group and FPL.

  FPL Group and FPL are subject to complex laws and regulations, and to changes in laws or regulations, including the Public Utility Regulatory Policies Act of 1978, as amended, the Public Utility Holding Company Act of 2005, the Federal Power Act, the Atomic Energy Act of 1954, as amended, the Energy Policy Act of 2005 (2005 Energy Act) and certain sections of the Florida statutes relating to public utilities, changing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission (FERC), the Florida Public Service Commission (FPSC) and the legislatures and utility commissions of other states in which FPL Group has operations, and the Nuclear Regulatory Commission (NRC), with respect to, among other things, allowed rates of return, industry and rate structure, operation of nuclear power facilities, operation and construction of plant facilities, operation and construction of transmission facilities, acquisition, disposal, depreciation and amortization of assets and facilities, recovery of fuel and purchased power costs, decommissioning costs, return on common equity and equity ratio limits, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs).  The FPSC has the authority to disallow recovery by FPL of any and all costs that it considers excessive or imprudently incurred.  The regulatory process generally restricts FPL's ability to grow earnings and does not provide any assurance as to achievement of earnings levels.

  FPL Group and FPL are subject to extensive federal, state and local environmental statutes as well as the effect of changes in or additions to applicable statutes, rules and regulations relating to air quality, water quality, climate change, waste management, wildlife mortality, natural resources and health and safety that could, among other things, restrict or limit the output of certain facilities or the use of certain fuels required for the production of electricity and/or require additional pollution control equipment and otherwise increase costs.  There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future.

  FPL Group and FPL operate in a changing market environment influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation or restructuring of the production and sale of electricity.  FPL Group and its subsidiaries will need to adapt to these changes and may face increasing competitive pressure.

  FPL Group's and FPL's results of operations could be affected by FPL's ability to renegotiate franchise agreements with municipalities and counties in Florida.

The operation and maintenance of power generation facilities, including nuclear facilities, involve significant risks that could adversely affect the results of operations and financial condition of FPL Group and FPL.

  The operation and maintenance of power generation facilities involve many risks, including, but not limited to, start up risks, breakdown or failure of equipment, transmission lines or pipelines, the inability to properly manage or mitigate known equipment defects throughout our generation fleets unless and until such defects are remediated, use of new technology, the dependence on a specific fuel source, including the supply and transportation of fuel, or the impact of unusual or adverse weather conditions (including natural disasters such as hurricanes), as well as the risk of performance below expected or contracted levels of output or efficiency.  This could result in lost revenues and/or increased expenses, including, but not limited to, the requirement to purchase power in the market at potentially higher prices to meet contractual obligations.  Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses, including the cost of replacement power.  In addition to these risks, FPL Group's and FPL's nuclear units face certain risks that are unique to the nuclear industry including, but not limited to, the ability to store and/or dispose of spent nuclear fuel and the potential payment of significant retrospective insurance premiums, as well as additional regulatory actions up to and including shutdown of the units stemming from public safety concerns, whether at FPL Group's and FPL's plants, or at the plants of other nuclear operators.  Breakdown or failure of an operating facility of FPL Energy may prevent the facility from performing under applicable power sales agreements which, in certain situations, could result in termination of the agreement or incurring a liability for liquidated damages.

The construction of, and capital improvements to, power generation facilities involve substantial risks.  Should construction or capital improvement efforts be unsuccessful, the results of operations and financial condition of FPL Group and FPL could be adversely affected.

  FPL Group's and FPL's ability to successfully and timely complete their power generation facilities currently under construction, those projects yet to begin construction or capital improvements to existing facilities within established budgets is contingent upon many variables and subject to substantial risks.  Should any such efforts be unsuccessful, FPL Group and FPL could be subject to additional costs, termination payments under committed contracts, and/or the write-off of their investment in the project or improvement.

The use of derivative contracts by FPL Group and FPL in the normal course of business could result in financial losses that negatively impact the results of operations of FPL Group and FPL.

  FPL Group and FPL use derivative instruments, such as swaps, options and forwards to manage their commodity and financial market risks.  FPL Group provides full energy and capacity requirements services and engages in trading activities.  FPL Group could recognize financial losses as a result of volatility in the market values of these contracts, or if a counterparty fails to perform.  In the absence of actively quoted market prices and pricing information from external sources, the valuation of these derivative instruments involves management's judgment or use of estimates.  As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts.  In addition, FPL's use of such instruments could be subject to prudency challenges and if found imprudent, cost recovery could be disallowed by the FPSC.

FPL Group's competitive energy business is subject to risks, many of which are beyond the control of FPL Group, that may reduce the revenues and adversely impact the results of operations and financial condition of FPL Group.

  There are other risks associated with FPL Group's competitive energy business.  In addition to risks discussed elsewhere, risk factors specifically affecting FPL Energy's success in competitive wholesale markets include the ability to efficiently develop and operate generating assets, the successful and timely completion of project restructuring activities, maintenance of the qualifying facility status of certain projects, the price and supply of fuel (including transportation), transmission constraints, competition from new sources of generation, excess generation capacity and demand for power.  There can be significant volatility in market prices for fuel and electricity, and there are other financial, counterparty and market risks that are beyond the control of FPL Energy.  FPL Energy's inability or failure to effectively hedge its assets or positions against changes in commodity prices, interest rates, counterparty credit risk or other risk measures could significantly impair FPL Group's future financial results.  In keeping with industry trends, a portion of FPL Energy's power generation facilities operate wholly or partially without long-term power purchase agreements.  As a result, power from these facilities is sold on the spot market or on a short-term contractual basis, which may affect the volatility of FPL Group's financial results.  In addition, FPL Energy's business depends upon transmission facilities owned and operated by others; if transmission is disrupted or capacity is inadequate or unavailable, FPL Energy's ability to sell and deliver its wholesale power may be limited.

FPL Group's ability to successfully identify, complete and integrate acquisitions is subject to significant risks, including the effect of increased competition for acquisitions resulting from the consolidation of the power industry.

  FPL Group is likely to encounter significant competition for acquisition opportunities that may become available as a result of the consolidation of the power industry, in general, as well as the passage of the 2005 Energy Act.  In addition, FPL Group may be unable to identify attractive acquisition opportunities at favorable prices and to successfully and timely complete and integrate them.

Because FPL Group and FPL rely on access to capital markets, the inability to maintain current credit ratings and access capital markets on favorable terms may limit the ability of FPL Group and FPL to grow their businesses and would likely increase interest costs.

  FPL Group and FPL rely on access to capital markets as a significant source of liquidity for capital requirements not satisfied by operating cash flows.  The inability of FPL Group, FPL Group Capital Inc and FPL to maintain their current credit ratings could affect their ability to raise capital on favorable terms, particularly during times of uncertainty in the capital markets, which, in turn, could impact FPL Group's and FPL's ability to grow their businesses and would likely increase their interest costs.

Customer growth in FPL's service area affects FPL Group's and FPL's results of operations.

  FPL Group's and FPL's results of operations are affected by the growth in customer accounts in FPL's service area.  Customer growth can be affected by population growth as well as economic factors in Florida, including job and income growth, housing starts and new home prices.  Customer growth directly influences the demand for electricity and the need for additional power generation and power delivery facilities at FPL.

Weather affects FPL Group's and FPL's results of operations.

  FPL Group's and FPL's results of operations are affected by changes in the weather.  Weather conditions directly influence the demand for electricity and natural gas and affect the price of energy commodities, and can affect the production of electricity at wind and hydro-powered facilities.  FPL Group's and FPL's results of operations can be affected by the impact of severe weather which can be destructive, causing outages and/or property damage, may affect fuel supply, and could require additional costs to be incurred.  At FPL, recovery of these costs is subject to FPSC approval.

FPL Group and FPL are subject to costs and other effects of legal proceedings as well as changes in or additions to applicable tax laws, rates or policies, rates of inflation, accounting standards, securities laws and corporate governance requirements.

  FPL Group and FPL are subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims, as well as the effect of new, or changes in, tax laws, rates or policies, rates of inflation, accounting standards, securities laws and corporate governance requirements.

Threats of terrorism and catastrophic events that could result from terrorism may impact the operations of FPL Group and FPL in unpredictable ways.

  FPL Group and FPL are subject to direct and indirect effects of terrorist threats and activities.  Generation and transmission facilities, in general, have been identified as potential targets.  The effects of terrorist threats and activities include, among other things, terrorist actions or responses to such actions or threats, the inability to generate, purchase or transmit power, the risk of a significant slowdown in growth or a decline in the U.S. economy, delay in economic recovery in the U.S., and the increased cost and adequacy of security and insurance.

The ability of FPL Group and FPL to obtain insurance and the terms of any available insurance coverage could be affected by national, state or local events and company-specific events.

  FPL Group's and FPL's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by national, state or local events as well as company-specific events.

FPL Group and FPL are subject to employee workforce factors that could affect the businesses and financial condition of FPL Group and FPL.

  FPL Group and FPL are subject to employee workforce factors, including loss or retirement of key executives, availability of qualified personnel, collective bargaining agreements with union employees and work stoppage that could affect the businesses and financial condition of FPL Group and FPL.

The risks described herein are not the only risks facing FPL Group and FPL.  Additional risks and uncertainties not currently known to FPL Group or FPL, or that are currently deemed to be immaterial, also may materially adversely affect FPL Group's or FPL's business, financial condition and/or future operating results.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)
Three Months Ended December 31, 2007	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 2,824	$ 816	$ 43	$ 3,683

Operating Expenses
Fuel, purchased power and interchange	1,645	306	20	1,971
Other operations and maintenance	380	255	20	655
Impairment charges	-	-	4	4
Disallowed storm costs	-	-	-	-
Storm cost amortization	13	-	-	13
Merger-related	-	-	-	-
Depreciation and amortization	197	147	4	348
Taxes other than income taxes	247	24	-	271

Total operating expenses	2,482	732	48	3,262

Operating Income (Loss)	342	84	(5)	421

Other Income (Deductions)
Interest charges	(80)	(91)	(39)	(210)
Equity in earnings of equity method investees	-	1	-	1
Gains (losses) on disposal of assets	-	(1)	-	(1)
Allowance for equity funds used during construction	5	-	-	5
Interest Income	3	13	11	27
Other - net	(3)	(7)	(1)	(11)

Total other income (deductions) - net	(75)	(85)	(29)	(189)

Income (Loss) Before Income Taxes	267	(1)	(34)	232

Income Tax Expense (Benefit)	94	(73)	(13)	8

Net Income (Loss)	$ 173	$ 72	$ (21)	$ 224

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):

Net Income (Loss)	$ 173	$ 72	$ (21)	$ 224

Adjustments, net of income taxes:
Merger - related costs	-	-	-	-
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	58	-	58

Adjusted Earnings (Loss)	$ 173	$ 130	$ (21)	$ 282

Earnings (Loss) Per Share (assuming dilution)	$ 0.43	$ 0.18	$ (0.05)	$ 0.56
Adjusted Earnings (Loss) Per Share	$ 0.43	$ 0.33	$ (0.05)	$ 0.71
Weighted-average shares outstanding (assuming dilution)				402

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) |(unaudited)
Three Months Ended December 31, 2006	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 2,892	$ 692	$ 39	$ 3,623

Operating Expenses
Fuel, purchased power and interchange	1,746	296	18	2,060
Other operations and maintenance	350	166	12	528
Impairment charges	-	8	97	105
Disallowed storm costs	(2)	-	-	(2)
Storm cost amortization	37	-	-	37
Merger-related	-	-	2	2
Depreciation and amortization	199	103	6	308
Taxes other than income taxes	249	19	-	268

Total operating expenses	2,579	592	135	3,306

Operating Income (Loss)	313	100	(96)	317

Other Income (Deductions)
Interest charges	(67)	(73)	(40)	(180)
Equity in earnings of equity method investees	-	98	-	98
Gains (losses) on disposal of assets	2	22	-	24
Allowance for equity funds used during construction	6	-	-	6
Interest Income	10	7	3	20
Other - net	(3)	1	(1)	(3)

Total other income (deductions) - net	(52)	55	(38)	(35)

Income (Loss) Before Income Taxes	261	155	(134)	282

Income Tax Expense (Benefit)	91	7	(84)	14

Net Income (Loss)	$ 170	$ 148	$ (50)	$ 268

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):

Net Income (Loss)	$ 170	$ 148	$ (50)	$ 268

Adjustments, net of income taxes:
Merger - related costs	-	-	1	1
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	(15)	-	(15)

Adjusted Earnings (Loss)	$ 170	$ 133	$ (49)	$ 254

Earnings (Loss) Per Share (assuming dilution)	$ 0.43	$ 0.37	$ (0.13)	$ 0.67
Adjusted Earnings (Loss) Per Share	$ 0.43	$ 0.33	$ (0.13)	$ 0.63
Weighted-average shares outstanding (assuming dilution)				399

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)
Twelve Months Ended December 31, 2007	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 11,622	$ 3,474	$ 167	$ 15,263

Operating Expenses
Fuel, purchased power and interchange	6,726	1,390	76	8,192
Other operations and maintenance	1,454	792	68	2,314
Impairment charges	-	-	4	4
Disallowed storm costs	-	-	-	-
Storm cost amoritization	74	-	-	74
Merger-related	-	-	-	-
Depreciation and amortization	773	473	15	1,261
Taxes other than income taxes	1,032	98	5	1,135

Total operating expenses	10,059	2,753	168	12,980

Operating Income (Loss)	1,563	721	(1)	2,283

Other Income (Deductions)
Interest charges	(304)	(312)	(146)	(762)
Equity in earnings of equity method investees	-	68	-	68
Gains (losses) on disposal of assets	-	3	(1)	2
Allowance for equity funds used during construction	23	-	-	23
Interest Income	17	40	32	89
Other - net	(12)	(15)	4	(23)

Total other income (deductions) - net	(276)	(216)	(111)	(603)

Income (Loss) Before Income Taxes	1,287	505	(112)	1,680

Income Tax Expense (Benefit)	451	(35)	(48)	368

Net Income (Loss)	$ 836	$ 540	$ (64)	$ 1,312

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):

Net Income (Loss)	$ 836	$ 540	$ (64)	$ 1,312

Adjustments, net of income taxes:
Merger - related costs	-	-	-	-
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	86	-	86

Adjusted Earnings (Loss)	$ 836	$ 626	$ (64)	$ 1,398

Earnings (Loss) Per Share (assuming dilution)	$ 2.09	$ 1.35	$ (0.17)	$ 3.27
Adjusted Earnings (Loss) Per Share	$ 2.09	$ 1.56	$ (0.17)	$ 3.48
Weighted-average shares outstanding (assuming dilution)				401

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)
Twelve Months Ended December 31, 2006	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 11,988	$ 3,558	$ 164	$ 15,710

Operating Expenses
Fuel, purchased power and interchange	7,116	1,747	80	8,943
Other operations and maintenance	1,374	592	56	2,022
Impairment charges	-	8	97	105
Disallowed storm costs	52	-	-	52
Storm cost amortization	151	-	-	151
Merger-related	-	-	23	23
Depreciation and amortization	787	375	23	1,185
Taxes other than income taxes	1,045	81	6	1,132

Total operating expenses	10,525	2,803	285	13,613

Operating Income (Loss)	1,463	755	(121)	2,097

Other Income (Deductions)
Interest charges	(278)	(269)	(159)	(706)
Equity in earnings of equity method investees	-	181	-	181
Gains (losses) on disposal of assets	-	29	-	29
Allowance for equity funds used during construction	21	-	-	21
Interest Income	30	25	7	62
Other - net	(10)	(1)	5	(6)

Total other income (deductions) - net	(237)	(35)	(147)	(419)

Income (Loss) Before Income Taxes	1,226	720	(268)	1,678

Income Tax Expense (Benefit)	424	110	(137)	397

Net Income (Loss)	$ 802	$ 610	$ (131)	$ 1,281

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):

Net Income (Loss)	$ 802	$ 610	$ (131)	$ 1,281

Adjustments, net of income taxes:
Merger - related costs	-	-	14	14
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	(92)	-	(92)

Adjusted Earnings (Loss)	$ 802	$ 518	$ (117)	$ 1,203

Earnings (Loss) Per Share (assuming dilution)	$ 2.02	$ 1.54	$ (0.33)	$ 3.23
Adjusted Earnings (Loss) Per Share	$ 2.02	$ 1.31	$ (0.29)	$ 3.04
Weighted-average shares outstanding (assuming dilution)				397

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Balance Sheets (millions) (unaudited)
December 31, 2007	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Property, Plant and Equipment
Electric utility plant in service and other property	$ 25,585	$ 12,398	$ 248	$ 38,231
Nuclear fuel	565	531	-	1,096
Construction work in progress	1,101	605	7	1,713
Less accumulated depreciation and amortization	(10,081)	(2,167)	(140)	(12,388)

Total property, plant and equipment - net	17,170	11,367	115	28,652

Current Assets
Cash and cash equivalents	63	157	70	290
Customer receivables, net of allowances	807	673	16	1,496
Other receivables, net of allowances	178	99	(52)	225
Materials, supplies and fossil fuel inventory - at avg. cost	583	268	6	857
Regulatory assets:
Deferred clause and franchise expenses	103	-	-	103
Securitized storm-recovery costs/storm reserve deficiency	59	-	-	59
Derivatives	117	-	-	117
Other	-	-	2	2
Derivatives	83	99	-	182
Other	260	150	38	448

Total current assets	2,253	1,446	80	3,779

Other Assets
Special use funds	2,499	982	1	3,482
Pension plan assets - net	907	-	1,004	1,911
Other investments	7	227	157	391
Regulatory assets:
Securitized storm-recovery costs/storm reserve deficiency	756	-	-	756
Unamortized loss on reacquired debt	36	-	-	36
Derivatives	5	-	-	5
Deferred clause expenses	121	-	-	121
Other	67	-	23	90
Other	223	483	194	900

Total other assets	4,621	1,692	1,379	7,692

Total Assets	$ 24,044	$ 14,505	$ 1,574	$ 40,123

Capitalization
Common stock	$ 1,373	$ -	$ (1,369)	$ 4
Additional paid-in capital	4,318	5,139	(4,787)	4,670
Retained earnings	1,584	1,792	2,569	5,945
Accumulated other comprehensive income	-	(28)	144	116

Total common shareholders' equity	7,275	6,903	(3,443)	10,735
Long-term debt	4,976	2,873	3,431	11,280

Total capitalization	12,251	9,776	(12)	22,015

Current Liabilities
Commercial paper	842	-	175	1,017
Current maturities of long-term debt	241	654	506	1,401
Accounts payable	706	493	5	1,204
Customer deposits	531	7	1	539
Accrued interest and taxes	225	128	(2)	351
Regulatory liabilities:
Deferred clause and franchise revenues	18	-	-	18
Pension	-	-	24	24
Derivatives	182	107	-	289
Other	531	380	4	915

Total current liabilities	3,276	1,769	713	5,758

Other Liabilities and Deferred Credits
Asset retirement obligations	1,653	504	-	2,157
Accumulated deferred income taxes	2,716	935	170	3,821
Regulatory liabilities:
Accrued asset removal costs	2,098	-	-	2,098
Asset retirement obligation regulatory expense difference	921	-	-	921
Pension	-	-	696	696
Other	235	-	1	236
Derivatives	5	346	-	351
Other	889	1,175	6	2,070

Total other liabilities and deferred credits	8,517	2,960	873	12,350

Commitments and Contingencies

Total Capitalization and Liabilities	$ 24,044	$ 14,505	$ 1,574	$ 40,123

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Balance Sheets (millions) (unaudited)
December 31, 2006	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Property, Plant and Equipment
Electric utility plant in service and other property	$ 24,150	$ 9,689	$ 232	$ 34,071
Nuclear fuel	423	265	-	688
Construction work in progress	1,113	270	10	1,393
Less accumulated depreciation and amortization	(9,848)	(1,679)	(126)	(11,653)

Total property, plant and equipment - net	15,838	8,545	116	24,499

Current Assets
Cash and cash equivalents	64	92	464	620
Customer receivables, net of allowances	872	389	18	1,279
Other receivables, net of allowances	221	232	(76)	377
Materials, supplies and fossil fuel inventory - at avg. cost	558	219	8	785
Regulatory assets:
Deferred clause and franchise expenses	167	-	-	167
Securitized storm recovery-costs/storm reserve deficiency	106	-	-	106
Derivatives	921	-	-	921
Other	-	-	3	3
Derivatives	4	354	-	358
Other	99	110	5	214

Total current assets	3,012	1,396	422	4,830

Other Assets
Special use funds	2,264	561	(1)	2,824
Pension plan assets - net	857	-	751	1,608
Other investments	8	389	136	533
Regulatory assets:
Securitized storm-recovery costs/storm reserve deficiency	762	-	-	762
Unamortized loss on reacquired debt	39	-	-	39
Derivatives	1	-	-	1
Deferred clause expenses	-	-	-	-
Other	36	-	43	79
Other	153	414	80	647

Total other assets	4,120	1,364	1,009	6,493

Total Assets	$ 22,970	$ 11,305	$ 1,547	$ 35,822

Capitalization
Common stock	$ 1,373	$ -	$ (1,369)	$ 4
Additional paid-in capital	4,318	4,695	(4,458)	4,555
Retained earnings	1,848	1,252	2,156	5,256
Accumulated other comprehensive income	-	17	98	115

Total common shareholders' equity	7,539	5,964	(3,573)	9,930
Long-term debt	4,214	2,490	2,887	9,591

Total capitalization	11,753	8,454	(686)	19,521

Current Liabilities
Commercial paper	630	-	467	1,097
Current maturities of long-term debt	-	572	1,073	1,645
Accounts payable	735	322	3	1,060
Customer deposits	500	10	-	510
Accrued interest and taxes	281	54	(33)	302
Regulatory liabilities:
Deferred clause and franchise revenues	37	-	-	37
Pension	-	-	17	17
Derivatives	677	315	3	995
Other	423	219	21	663

Total current liabilities	3,283	1,492	1,551	6,326

Other Liabilities and Deferred Credits
Asset retirement obligations	1,572	248	-	1,820
Accumulated deferred income taxes	2,561	907	(36)	3,432
Regulatory liabilities:
Accrued asset removal costs	2,044	-	-	2,044
Asset retirement obligation regulatory expense difference	868	-	-	868
Pension	-	-	531	531
Other	209	-	-	209
Derivatives	1	104	-	105
Other	679	100	187	966

Total other liabilities and deferred credits	7,934	1,359	682	9,975

Commitments and Contingencies

Total Capitalization and Liabilities	$ 22,970	$ 11,305	$ 1,547	$ 35,822

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Cash Flows (millions) (unaudited)
Twelve Months Ended December 31, 2007	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Cash Flows From Operating Activities
Net income (loss)	$ 836	$ 540	$ (64)	$ 1,312
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Depreciation and amortization	773	473	15	1,261
Nuclear fuel amortization	83	61	-	144
Impairment and restructuring charges	-	-	4	4
Recoverable storm-related costs of FPL	(3)	-	-	(3)
Storm cost amortization	74	-	-	74
Unrealized (gains) losses on marked to market energy contracts	-	134	-	134
Deferred income taxes	346	23	33	402
Cost recovery clauses and franchise fees	(75)	-	-	(75)
Change in prepaid option premiums	142	17	-	159
Equity in earnings of equity method investees	-	(68)	-	(68)
Distributions of earnings from equity method investees	-	175	-	175
Changes in operating assets and liabilities:
Customer receivables	65	(284)	3	(216)
Other receivables	(32)	(10)	28	(14)
Materials, supplies and fossil fuel inventory	(25)	10	1	(14)
Other current assets	(12)	(3)	1	(14)
Other assets	(50)	3	(53)	(100)
Accounts payable	(80)	141	2	63
Customer deposits	31	(2)	-	29
Margin cash deposits	75	24	1	100
Income taxes	(138)	208	(148)	(78)
Interest and other taxes	26	24	(1)	49
Other current liabilities	42	64	(3)	103
Other liabilities	3	(86)	34	(49)
Other - net	84	72	60	216

Net cash provided by (used in) operating activities	2,165	1,516	(87)	3,594

Cash Flows From Investing Activities
Capital expenditures of FPL	(1,826)	-	-	(1,826)
Independent power investments	-	(2,852)	-	(2,852)
Nuclear fuel purchases	(181)	(129)	-	(310)
Other capital expenditures	-	-	(31)	(31)
Sale of independent power investments	-	700	-	700
Proceeds from sale of securities in special use funds	1,978	233	-	2,211
Purchases of securities in special use funds	(2,188)	(254)	1	(2,441)
Proceeds from sale of other securities	-	-	138	138
Purchases of other securities	-	-	(156)	(156)
Other - net	1	(28)	15	(12)

Net cash provided by (used in) investing activities	(2,216)	(2,330)	(33)	(4,579)

Cash Flows From Financing Activities
Issuances of long-term debt	1,230	938	1,031	3,199
Retirements of long-term debt	(250)	(541)	(1,075)	(1,866)
Proceeds from purchased Corporate Units	-	-	-	-
Payments to terminate Corporate Units	-	-	-	-
Net change in short-term debt	212	-	(292)	(80)
Issuances of common stock	-	-	46	46
Dividends on common stock	-	-	(654)	(654)
Dividends & capital distributions from (to) FPL Group - net	(1,100)	443	657	-
Funds held for storm-recovery bond payments	(42)	-	-	(42)
Other - net	-	39	13	52

Net cash provided by (used in) financing activities	50	879	(274)	655

Net increase (decrease) in cash and cash equivalents	(1)	65	(394)	(330)
Cash and cash equivalents at beginning of period	64	92	464	620

Cash and cash equivalents at end of period	$ 63	$ 157	$ 70	$ 290

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Cash Flows (millions) (unaudited)
Twelve Months Ended December 31, 2006	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Cash Flows From Operating Activities
Net income (loss)	$ 802	$ 610	$ (131)	$ 1,281
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Depreciation and amortization	745	375	23	1,143
Nuclear fuel amortization	89	37	1	127
Impairment and restructuring charges	-	8	97	105
Recoverable storm-related costs of FPL	(364)	-	-	(364)
Storm cost amortization	151	-	-	151
Unrealized (gains) losses on marked to market energy contracts	-	(173)	-	(173)
Deferred income taxes	27	321	45	393
Cost recovery clauses and franchise fees	940	-	-	940
Change in prepaid option premiums	(73)	7	-	(66)
Equity in earnings of equity method investees	-	(181)	-	(181)
Distribution of earnings from equity method investees	-	104	-	104
Changes in operating assets and liabilities:
Customer receivables	(219)	-	4	(215)
Other receivables	40	29	(7)	62
Materials, supplies and fossil fuel inventory	(110)	(97)	4	(203)
Other current assets	9	(2)	1	8
Other assets	(83)	(84)	25	(142)
Accounts payable	(124)	(60)	(18)	(202)
Customer deposits	77	-	(1)	76
Margin cash deposits	(485)	(62)	1	(546)
Income taxes	157	(111)	(92)	(46)
Interest and other taxes	24	13	12	49
Other current liabilities	16	39	(5)	50
Other liabilities	10	38	(16)	32
Other - net	39	(25)	101	115

Net cash provided by (used in) operating activities	1,668	786	44	2,498

Cash Flows From Investing Activities
Capital expenditures of FPL	(1,763)	-	-	(1,763)
Independent power investments	-	(1,701)	-	(1,701)
Nuclear fuel purchases	(105)	(108)	1	(212)
Other capital expenditures	-	-	(63)	(63)
Sale of independent power investments	-	20	-	20
Proceeds from sale of securities in nuclear decommissioning funds	2,673	462	-	3,135
Purchases of securities in nuclear decommissioning funds	(2,738)	(479)	-	(3,217)
Proceeds from sale of other securities	-	-	96	96
Purchases of other securities	-	-	(109)	(109)
Other - net	-	8	(1)	7

Net cash provided by (used in) investing activities	(1,933)	(1,798)	(76)	(3,807)

Cash Flows From Financing Activities
Issuances of long-term debt	937	790	1,681	3,408
Retirements of long-term debt	(135)	(180)	(1,350)	(1,665)
Proceeds from purchased Corporate Units	-	-	210	210
Payments to terminate Corporate Units	-	-	(258)	(258)
Net change in short-term debt	(529)	-	467	(62)
Issuances of common stock	-	-	333	333
Dividends on common stock	-	-	(593)	(593)
Dividends & capital distributions from (to) FPL Group - net	-	388	(388)	-
Other - net	-	23	3	26

Net cash provided by (used in) financing activities	273	1,021	105	1,399

Net increase (decrease) in cash and cash equivalents	8	9	73	90
Cash and cash equivalents at beginning of period	56	83	391	530

Cash and cash equivalents at end of period	$ 64	$ 92	$ 464	$ 620

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Earnings Per Share Summary (assuming dilution) (unaudited)

	Three Months Ended December 31,

	2007	2006

Florida Power & Light Company	$ 0.43	$ 0.43
FPL Energy, LLC	0.18	0.37
Corporate and Other	(0.05)	(0.13)

Earnings Per Share	$ 0.56	$ 0.67

Reconciliation of Earnings Per Share to Adjusted Earnings Per Share:
Earnings Per Share	$ 0.56	$ 0.67
Merger - related costs	-	-
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges,
primarily FPL Energy	0.15	(0.04)

Adjusted Earnings Per Share	$ 0.71	$ 0.63

	Twelve Months Ended December 31,

	2007	2006

Florida Power & Light Company	$ 2.09	$ 2.02
FPL Energy, LLC	1.35	1.54
Corporate and Other	(0.17)	(0.33)

Earnings Per Share	$ 3.27	$ 3.23

Reconciliation of Earnings Per Share to Adjusted Earnings Per Share:
Earnings Per Share	$ 3.27	$ 3.23
Merger - related costs	-	0.04
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges,
primarily FPL Energy	0.21	(0.23)

Adjusted Earnings Per Share	$ 3.48	$ 3.04

FPL Group, Inc. Earnings Per Share Contributions (assuming dilution) (unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year-To-Date

FPL Group - 2006 Earnings Per Share	$ 0.64	$ 0.60	$ 1.32	$ 0.67	$ 3.23

Florida Power & Light - 2006 Earnings Per Share	0.31	0.46	0.82	0.43	2.02
Customer growth	0.03	0.03	0.03	0.02	0.11
Usage due to weather	0.01	(0.11)	0.02	0.04	(0.05)
Underlying usage growth and price mix	(0.01)	0.05	0.01	(0.01)	0.02
Base rate adjustment for Turkey Point Unit No. 5	-	0.04	0.06	0.04	0.13
O&M expense	-	(0.01)	(0.05)	(0.04)	(0.09)
Depreciation expense	(0.01)	(0.01)	(0.01)	(0.01)	(0.04)
Storm disallowance	-	0.07	-	-	0.07
AFUDC	0.01	-	-	-	0.01
Interest expense (gross)	-	0.01	(0.01)	(0.01)	(0.01)
Share dilution	(0.01)	-	(0.01)	-	(0.02)
Other	(0.01)	-	(0.05)	(0.03)	(0.06)

Florida Power & Light - 2007 Earnings Per Share	0.32	0.53	0.81	0.43	2.09

FPL Energy - 2006 Earnings Per Share	0.39	0.23	0.55	0.37	1.54
New investments	0.06	0.04	0.02	0.06	0.19
Existing assets	-	0.07	0.05	0.15	0.28
Asset optimization and trading	0.07	0.01	0.03	0.03	0.14
Restructurings activities	-	-	-	(0.03)	(0.03)
Indonesian project settlement	-	(0.01)	-	(0.15)	(0.16)
Non-qualifying hedges impact	(0.38)	0.20	(0.09)	(0.19)	(0.44)
Share dilution	(0.01)	-	-	-	(0.02)
Other, including interest expense	(0.02)	(0.03)	(0.01)	(0.06)	(0.15)

FPL Energy - 2007 Earnings Per Share	0.11	0.51	0.55	0.18	1.35

Corporate and Other - 2006 Earnings Per Share	(0.06)	(0.09)	(0.05)	(0.13)	(0.33)
FPL FiberNet:
Operations	-	-	-	0.01	0.03
Impairments	-	-	-	0.14	0.14
Merger - related costs	0.01	0.01	0.02	-	0.04
Share dilution	0.01	(0.01)	-	-	0.01
Other, including interest expense	(0.01)	0.06	-	(0.07)	(0.06)

Corporate and Other - 2007 Earnings Per Share	(0.05)	(0.03)	(0.03)	(0.05)	(0.17)

FPL Group - 2007 Earnings Per Share	$ 0.38	$ 1.01	$ 1.33	$ 0.56	$ 3.27

2006 amounts have been adjusted to reflect the retrospective application of an accounting standard change related to planned major maintenance activities.
The sum of the quarterly amounts may not equal the total for the year due to rounding.

FPL Group, Inc. Schedule of Total Debt and Equity (millions) (unaudited)

December 31, 2007	Per Books	Adjusted [1]

Long-term debt, including current maturities, and
commercial paper
Junior Subordinated Debentures[2]	$ 2,009	$ 850
Project debt:
Natural gas-fired assets	308
Wind assets	2,143
Hydro assets	700
Storm Securitization Debt	652
Debt with partial corporate support:
Natural gas-fired assets	164
Other long-term debt, including current maturities, and
commercial paper[3]	7,722	7,722

Total debt	13,698	8,572
Junior Subordinated Debentures[2]		1,159
Common shareholders' equity	10,735	10,735

Total capitalization, including debt due within one year	$ 24,433	$ 20,466

Debt ratio	56%	42%

December 31. 2006	Per Books	Adjusted [1]

Long-term debt, including current maturities, and
commercial paper
Junior Subordinated Debentures[2]	$ 1,009	$ 350
Project debt:
Natural gas-fired assets	353
Wind assets	2,026
Debt with partial corporate support:
Natural gas-fired assets	341
Other long-term debt, including current maturities, and
commercial paper[3]	8,604	8,604

Total debt	12,333	8,954
Junior Subordinated Debentures[2]		659
Common shareholders' equity	9,930	9,930

Total capitalization, including debt due within one year	$ 22,263	$ 19,543

Debt ratio	55%	46%

1 Ratios exclude impact of imputed debt for purchase power obligations
2 Adjusted to reflect preferred stock characteristics of these securities (preferred trust securities and junior subordinated debentures)
3 Includes premium and discount on all debt issuances

FPL Group, Inc. Long-Term Debt and Commercial Paper Schedule as of December 31, 2007
($ millions) (unaudited)
Type of Debt	Interest Rate (%)	Maturity Date	Total Debt	Current Portion	Long-Term Portion

Long-Term:
Florida Power & Light
First Mortgage Bonds:
First Mortgage Bonds	6.000	06/01/08	$200	$200	$ -
First Mortgage Bonds	5.875	04/01/09	225	-	225
First Mortgage Bonds	4.850	02/01/13	400	-	400
First Mortgage Bonds	5.850	02/01/33	200	-	200
First Mortgage Bonds	5.950	10/01/33	300	-	300
First Mortgage Bonds	5.625	04/01/34	500	-	500
First Mortgage Bonds	5.650	02/01/35	240	-	240
First Mortgage Bonds	4.950	06/01/35	300	-	300
First Mortgage Bonds	5.400	09/01/35	300	-	300
First Mortgage Bonds	6.200	06/01/36	300	-	300
First Mortgage Bonds	5.650	02/01/37	400	-	400
First Mortgage Bonds	5.850	05/01/37	300	-	300
First Mortgage Bonds	5.550	11/01/17	300	-	300

Total First Mortgage Bonds			3,965	200	3,765

Revenue Refunding Bonds:
Miami-Dade Solid Waste Disposal	VAR	02/01/23	15	-	15
St. Lucie Solid Waste Disposal	VAR	05/01/24	79	-	79

Total Revenue Refunding Bonds			94	-	94
Pollution Control Bonds:
Dade	VAR	04/01/20	9	-	9
Martin	VAR	07/15/22	96	-	96
Jacksonville	VAR	09/01/24	46	-	46
Manatee	VAR	09/01/24	16	-	16
Putnam	VAR	09/01/24	4	-	4
Jacksonville	VAR	05/01/27	28	-	28
St. Lucie	VAR	09/01/28	242	-	242
Jacksonville	VAR	05/01/29	52	-	52

Total Pollution Control Bonds			493	-	493
Industrial Bonds:
Dade	VAR	06/01/21	46	-	46
Total Industrial Bonds			46	-	46
Storm Securitization Bonds					-
Storm Securitization Bonds	5.053	02/01/11	124	41	83
Storm Securitization Bonds	5.044	08/01/13	140	-	140
Storm Securitization Bonds	5.127	08/01/15	100	-	100
Storm Securitization Bonds	5.256	08/01/19	288	-	288

Total Storm Securitization Bonds			652	41	611
Unamortized discount			(34)	-	(34)
TOTAL FLORIDA POWER & LIGHT			5,216	241	4,975
FPL Group Capital
Debentures:
Debentures (B Equity Units)	5.551	02/16/08	506	506	-
Debentures	7.375	06/01/09	225	-	225
Debentures	7.375	06/01/09	400	-	400
Debentures	5.625	09/01/11	600	-	600
Debentures (Junior Subordinated)	5.875	03/15/44	309	-	309
Debentures (Junior Subordinated)	6.600	10/01/66	350	-	350
Debentures (Junior Subordinated)	6.350	10/01/66	350	-	350
Debentures (Junior Subordinated)	6.650	06/15/67	400	-	400
Debentures (Junior Subordinated)	7.300	09/01/67	250	-	250
Debentures (Junior Subordinated)	7.450	09/01/67	350	-	350

Total Debentures			3,740	506	3,234
Term Loans		June 2008	200	-	200
Unamortized discount			(1)	-	(1)
FPL Energy
Senior Secured Bonds:
Senior Secured Bonds	6.876	06/27/17	89	12	77
Senior Secured Bonds	6.125	03/25/19	84	8	76
Senior Secured Bonds	6.639	06/20/23	287	29	258
Senior Secured Bonds	5.608	03/10/24	317	22	295
Senior Secured Bonds	7.260	07/20/15	125	-	125
Senior Secured Bonds	6.310	07/10/17	290	-	290
Senior Secured Bonds	6.610	07/10/27	35	-	35
Senior Secured Bonds	6.960	07/10/37	250	-	250

	Total Senior Secured Bonds		1,477	71	1,406
Senior Secured Notes	7.520	06/30/19	211	14	197
Senior Secured Notes	7.110	06/28/20	97	6	91
Limited-recourse Senior Secured Notes	7.510	07/20/21	19	1	18
Senior Secured Notes	6.665	01/10/31	176	10	166
Construction Term Facility	VAR	06/30/08	327	327	-
Other Debt:
Other Debt	8.450	11/30/12	48	9	39
Other Debt	VAR	12/31/17	93	11	82
Other Debt	8.010	12/31/18	3	1	2
Other Debt	Part fixed & VAR	11/30/19	246	57	189
Other Debt	VAR	01/31/22	579	102	477
Other Debt	VAR	12/31/12	250	45	205

Total Other Debt			1,219	225	994

TOTAL FPL ENERGY			3,526	654	2,872

Commercial Paper:
FPL			842	842	-
Capital			175	175	-
TOTAL FPL GROUP CAPITAL			7,640	1,335	6,305

TOTAL FPL GROUP, INC.			$13,698	$ 2,418	$ 11,280

May not agree to financial statements due to rounding.

Florida Power & Light Company Statistics (unaudited)

	Quarter		Year to Date

Periods Ended December 31	2007	2006	2007	2006

Energy sales (million kwh)
Residential	13,387	13,076	55,138	54,570
Commercial	11,686	11,254	45,921	44,487
Industrial	917	1,004	3,774	4,036
Public authorities	142	151	581	565
Electric utilities	344	378	1,499	1,569
Increase (decrease) in unbilled sales	(1,284)	(1,326)	(185)	(15)
Interchange power sales	373	476	1,908	2,301

Total	25,565	25,013	108,636	107,513

Average price (cents/kwh) [1]
Residential	11.39	11.91	11.40	11.90
Commercial	9.91	10.57	9.95	10.54
Industrial	8.42	8.77	8.50	8.87
Total	10.60	11.14	10.63	11.14

Average customer accounts (000's)
Residential	3,991	3,935	3,981	3,906
Commercial	497	483	493	479
Industrial	16	21	19	21
Other	4	5	4	4

Total	4,508	4,444	4,497	4,410

1 Excludes interchange power sales, net change in unbilled revenues, deferrals under cost recovery clauses and any provision for refund.

	2007	Normal	2006

Three Months Ended December 31
Cooling degree-days	357	275	289
Heating degree-days	58	75	60
Twelve Months Ended December 31
Cooling degree-days	1,868	1,789	1,757
Heating degree-days	200	261	251